Exhibit (a)(1)(K)

Exchange Offer Expiration Reminder Notice

The purpose of this notice is to remind eligible employees that the offer to exchange certain stock options for new stock options (“Exchange Offer”) is scheduled to expire at 11:59 p.m., Eastern, on Friday, August 17, 2012. We currently have no plans to extend the expiration date. Only eligible employees with eligible stock options can participate in the Exchange Offer. Eligibility criteria are explained in the Offer to Exchange document previously provided to eligible employees. Eligible employees who do not make an election to surrender their eligible stock options by the deadline will continue to hold those stock options with their current exercise prices and terms.

How to Participate:

Eligible employees have two ways to elect to participate or modify a previous election in the Exchange Offer:

1.	Stock Option Exchange Program Website:

Use the Stock Option Exchange Program Website established for the Exchange Offer at https://memc.equitybenefits.com. To log onto the website, eligible employees must enter the Personal Identification Number (“PIN”) and password that were provided on the first page of the cover letter included in the Exchange Offer packet.

2.	Mail:

Eligible employees may complete a paper election form or notice of withdrawal and send it to the MEMC Stock Plan Administrator, whose mailing address is included on those paper forms. Eligible employees must return their completed and signed paper election form or notice of withdrawal only to the MEMC Stock Plan Administrator and it must be received by the expiration date.

Submissions by any other means, including delivery directly to Charles Schwab or a local HR Business Partner, will NOT be accepted.

The most efficient way to make an exchange election, or to withdraw an exchange election, is on the Stock Option Exchange Program Website.

Request PIN, Password Reset or Election Form; Ask Questions:

Eligible employees who need a their PIN, password reset, election form or notice of withdrawal, or have questions, should contact the MEMC Stock Plan Administrator, from 9:00 a.m. to 5:00 p.m., Central, Monday through Friday at the numbers below:

From within North America: (636) 474-5405

From outside North America: +1 (636) 474-5405

You may also submit your questions via e-mail to: StockAdmin@memc.com.

Deadline:

If eligible employees choose to participate in the Exchange Offer or modify a previous election(s), election(s) must be submitted online at the Stock Option Exchange Program Website, and/or the completed and signed paper election form or notice of withdrawal must be received by the MEMC Stock Plan Administrator, by 11:59 p.m., Eastern, on Friday, August 17, 2012.